Exhibit 99.1

Farmer Bros. Co. Names Mark Nelson Treasurer & CFO

TORRANCE, Calif.--(GLOBE NEWSWIRE) — April 4, 2013--Farmer Bros. Co. (NASDAQ: FARM) today announced that Mark J. Nelson will join the Company effective April 15, 2013 as Treasurer and Chief Financial Officer, reporting to Mike Keown, the Company’s President and Chief Executive Officer.

Mr. Nelson, 44, brings to Farmer Bros. a broad range of experience leading a global team of financial controllers and managers in the areas of strategic planning, mergers and acquisitions, financial systems and process integration, international banking, and financial hedging. Since 2010, he has been serving as Vice President, Corporate Controller and Chief Accounting Officer of Newport Corporation, a global supplier of advanced technology products and systems, located in Irvine, California.

From 2004 to 2010, Mr. Nelson held various senior financial roles at Newport Corporation as Vice President and Controller, Vice President and General Manager of its Optical Components division and Finance Director of its Photonics division. Prior to Newport Corporation, he held the positions of Finance Director in Thermo Electron Corporation, Cost and Budget Manager at C.R. Bard, Inc., co-owner and Chief Financial Officer of Western Energy Services, Inc. and Financial Management Program Trainee with the General Electric Company. Mr. Nelson earned his MBA in Entrepreneurship and Finance from Babson College, Wellesley, Massachusetts and his BA in Finance from the University of Massachusetts.

“We are delighted to welcome Mark to the Farmer Bros. leadership team. He joins us at an exciting time in our growth, bringing his invaluable leadership skills, experience and enthusiasm to lead our finance organization,” said Mr. Keown.

Jeffrey A. Wahba, the Company’s Interim Treasurer and Chief Financial Officer, will assist with the executive transition.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. We are a direct distributor of coffee to restaurants, hotels, casinos, hospitals and other foodservice providers, and a provider of private brand coffee programs to quick service restaurants, grocery retailers, national drugstore chains, restaurant chains, convenience stores, and independent coffee houses, nationwide. Our product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include Farmer Brothers®, The Artisan Collection by Farmer Brothers™, Superior®, Metropolitan®, Island Medley Iced Tea® and Farmer Brothers Spices. Regional foodservice and retail brands include Cain's®, Ireland® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Source: Farmer Bros. Co.
Jeffrey Wahba (310) 787-5241

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